Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS CO2 TRANSPORTATION AND SEQUESTRATION AGREEMENT HAS, PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE.

Execution Version

CO2 transportation and sequestration AGREEMENT

BETWEEN

Vault Dragon CCS Holdings LP

AND

Alto Pekin, LLC

DATED AS OF

NOVEMBER 5, 2024

TABLE OF CONTENTS

		Page(s)

ARTICLE I. Definitions		1
1.1	Definitions	1

ARTICLE II. Alto’s Obligations		13
2.1	Alto Preparation Work	13
2.2	Capture and Power Conditional Date	13
2.3	Operation of Alto Facility	13
2.4	Access	13
2.5	Development; Coordination	14
2.6	Third Party Eligible Volumes	14
2.7	Alto Credit Support	14

ARTICLE III. Vault Obligations		14
3.1	Vault Preparation Work	14
3.2	Provision of Services	15
3.3	Scheduled Downtime	16
3.4	Regulatory Reporting and Information	16
3.5	Additional Environmental Attributes	16
3.6	Tax Credits	16
3.7	Regulatory	18
3.8	Vault Credit Support	19
3.9	Pledge of Membership Interests; Ownership	19
3.10	Insurance	19

ARTICLE IV. Fees; Facility Loss		19
4.1	Service Fee	19
4.2	Accounting for Service Fee	20
4.3	Fee Adjustment	20
4.4	Facility Losses; Pipeline Losses	20
4.5	Allocation of Loss of Product.	20

ARTICLE V. Invoices; Payment		21
5.1	Invoicing	21
5.2	Payment	21
5.3	Payment of Disputed Amounts	21
5.4	Payment Shall Not Constitute a Waiver	22
5.5	Offset	22

ARTICLE VI. Connection Agreement; Non-Conforming Volumes; Metering		22
6.1	Connection Agreement	22
6.2	Non-Conforming Volumes	22
6.3	Metering	22

ARTICLE VII. Title; Taxes		22
7.1	Title	22
7.2	Risk of Loss	23
7.3	Taxes	23

i

ARTICLE VIII. Term and Termination		23
8.1	Operating Term	23
8.2	Default	24
8.3	Right to Cure	25
8.4	Remedies Upon Default	25

ARTICLE IX. Limitation of Liability		26

ARTICLE X. Representations and Warranties		27
10.1	Representations and Warranties	27
10.2	Additional Representations, Warranties and Covenants of Vault	27

ARTICLE XI. Indemnity		28
11.1	Indemnification of Vault	28
11.2	Indemnification of Alto	28
11.3	Defense	28
11.4	Failure to Defend	28

ARTICLE XII. Miscellaneous		29
12.1	Notices	29
12.2	Force Majeure	30
12.3	Confidentiality	30
12.4	Publicity and Advertising; Public Support	31
12.5	Expenses and Attorney Fees	31
12.6	Further Assurances	31
12.7	Waiver	31
12.8	Third Party Beneficiaries	31
12.9	Successors and Assignability	32
12.10	Amendments	33
12.11	Interpretation	33
12.12	Severability	33
12.13	Change in Law	33
12.14	Counterparts	34
12.15	Governing Law; Jurisdiction and Venue; Waiver of Jury Trial	34
12.16	Entire Agreement	34
12.17	Records Retention	34
12.18	Audit	34
12.19	Arm’s Length Negotiations	34
12.20	Independent Contractor	34
12.21	Survival on Termination	35
12.22	No Recourse	35
12.23	Financing Party Cooperation	35
12.24	UCC Waiver	35

Exhibits[1]

Exhibit A	Alto Facility; Vault Facility
Exhibit B	Alto’s Volumes and Flow Rates
Exhibit C	Specifications
Exhibit D	Form of Connection Agreement
Exhibit E	Form of Guaranty
Exhibit F	Insurance Requirements
Exhibit G	Deficit Credit Calculation
Exhibit H	Metering

[1]	Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

ii

EXECUTION VERSION

CO2 TRANSPORTATION AND SEQUESTRATION AGREEMENT

This CO2 Transportation and Sequestration Agreement (this “Agreement”) is made and entered into as of November 5, 2024 (the “Effective Date”), by and between Vault Dragon CCS Holdings LP, a Delaware limited partnership (“Vault”) and Alto Pekin, LLC, a Delaware limited liability company (“Alto”). Vault and Alto are each sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties.”

recitals:

WHEREAS, Alto is planning to construct, own, operate and maintain, or cause to be constructed, owned, operated and maintained, a CO2 capture, compression and delivery facility (as more fully described on Exhibit A, the “Alto Facility”) at the Plant (defined below) that treats and compresses raw CO2 (defined below) and delivers the resulting Product (defined below) to Vault at the Delivery Point (defined below);

WHEREAS, Vault is planning to construct, own, operate and maintain certain pipeline and related CO2 transportation facilities (as more fully described on Exhibit A, the “Transportation Facilities”) for the transportation of Product from the Delivery Point to the Sequestration Facilities (defined below);

WHEREAS, Vault is planning to construct, own, operate and maintain certain injection and sequestration facilities for the permanent sequestration of Product in such a manner that permits Alto to qualify for, claim and receive tax credits and other benefits (as more fully described on Exhibit A, the “Sequestration Facilities,” and together with the corresponding Transportation Facilities, the “Vault Facility”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms on which Vault will provide the Services (defined below) that will allow Alto to deliver Product at the Delivery Point for transportation through the Transportation Facilities and permanent sequestration in the Sequestration Facilities, subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and promises of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.
Definitions

1.1 Definitions.  In addition to terms or phrases that are defined in the above recitals or which are defined elsewhere in this Agreement, the following terms or phrases have the definitions set forth below:

“45Q Credits” means credits available under Section 45Q(a)(3) of the Code with respect to the Product.

“45Q Credit Rate” means, with respect to any Calendar Year, the amount of the credit pursuant to Section 45Q of the Code applicable to carbon dioxide captured using carbon capture equipment that is described in Section 45Q(a)(3) and that satisfies the requirements of Section 45Q(h).

“45Q Inflation Adjustment Factor” means the inflation adjustment factor described in Section 45(Q)(b)(1)(A)(ii)(I) of the Code.

“45Q Term” means the period from the Commencement Date through the later of: (i) the date that is twelve (12) years following the occurrence of Facility COD with respect to the Alto Facility and (ii) the date on which the period for obtaining 45Q Credits related to the Alto Facility terminates.

“Additional Environmental Attributes” means Environmental Attributes other than 45Q Credits and CARB LCFS Credits, whether or not existing as of the Effective Date.

“Adjusted Quarterly CO2 Volume” means, in respect of a Quarter, the total Quarterly CO2 Volume for such Quarter minus the Credited Volume.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that notwithstanding anything contained herein, no Person (other than direct or indirect subsidiaries of Vault Topco and any Person directly or indirectly Controlling Vault that does not engage in any business activities other than serving as a passive holding company of Vault Topco) shall be considered Affiliates of Vault other than for purposes of the definition of “Disqualified Transferee”, the definition of “Real Property Rights”, the definition of “Third Party”, ARTICLE IX, Section 11.1, Section 12.3, Section 12.4, Section 12.9(b) and Section 12.22.

“After-Tax Basis” means, with respect to any payment to be received by any Person, the amount such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment and the additional payment, after deduction of the amount of all income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (determined assuming such payments are includible in gross income, and the recipient is taxable at the highest marginal federal, state, and local income tax rate applicable to Alto), equals the amount of the base payment.

“Agreement” has the meaning set forth in the first paragraph.

[***].

“Alto” has the meaning set forth in the first paragraph.

“Alto Approvals” means all permits, licenses, certificates, notices, franchises, approvals, authorizations, orders, and consents required, or in the sole discretion of Alto desirable, to be issued by, obtained, or maintained from, filed with, or delivered to any Governmental Authority pursuant to any Law in connection with the owning, constructing, equipping, operating and maintaining of the Alto Facility.

“Alto Design Point” means a [***].

“Alto EPC Agreement” means the engineering, procurement and construction agreement to be entered into by Alto in connection with the Alto Facility.

“Alto Facility” has the meaning set forth in the recitals.

“Alto Guaranty” has the meaning set forth in Section 2.7.

“Alto Indemnitee” has the meaning set forth in Section 11.2.

“Alto Preparation Work” means the performance of all work, services, and labor, and the procurement and installation of all materials and equipment, required in connection with the acquisition, design, engineering, development, permitting, construction, completion, testing, commissioning and placement into service of the Alto Facility. For purposes of this definition, the failure of Alto to have complied with any Law or permit in an immaterial respect shall not be deemed to be a failure to have completed the Alto Preparation Work in accordance with this Agreement.

“Alto’s Guarantor” means (A) Alto Ingredients, Inc. or (B) another guarantor that, (i) in Vault’s reasonable discretion has the financial ability to perform the financial obligations of Alto hereunder or (ii) has a credit rating of at least BBB- from S&P and Baa3 from Moody’s, if rated by both, or at least BBB- from S&P or Baa3 from Moody’s, if rated by only S&P or Moody’s.

“Area of Review” means the subsurface area delineated by Vault under 40 CFR 146.84(a) in its Class VI UIC Permit for the Sequestration Facilities or parallel regulations of the state of Illinois.

“Bonus Volume” means the extent to which the Adjusted Quarterly CO2 Volume delivered during such Quarter exceeds [***] for such Quarter.

“Business Day” means any day except Saturday, Sunday or Federal Reserve Bank holidays.

“Calendar Year” means (i) the period commencing at 12:00 a.m. Central Clock Time on the Commencement Date and ending immediately prior to 12:00 a.m. Central Clock Time on the next January 1st, and (ii) at all other times, the twelve (12) Month period beginning at 12:00 a.m. Central Clock Time on January 1st of that year and ending immediately prior to 12:00 a.m. Central Clock Time on the next January 1st.

“Capture and Power Conditional Date” means the date that is [***] following the Effective Date.

“CARB” means the California Air Resources Board or its successor.

“CARB LCFS Credits” means the low carbon fuel standard tradable compliance credits issued by CARB.

“CARB Losses” has the meaning set forth in Section 4.5(b).

“CCS Project Certification” has the meaning set forth in the CCS Protocol.

“CCS Protocol” means the Carbon Capture and Sequestration Protocol under the LCFS issued by the CARB on August 13, 2018 and referenced in Cal. Code Regs. Title 17 §95490, as may be amended from time to time.

“Central Clock Time” means Central Standard Time as adjusted for Central Daylight Time when in effect.

“Change in Law” means the occurrence of any of the following after the Effective Date: (i) the enactment of any new Law; (ii) the modification of any existing Law; (iii) a change in the interpretation or application of any Law by a Governmental Authority of competent jurisdiction, or (iv) the creation of any new, or modification of any existing, requirement under Law or administrative guidance, including any change in, or issuance of, or promulgation of any temporary, proposed or final Treasury Regulations promulgated thereunder or IRS guidance that results in any change to the interpretation of the Code or existing Treasury Regulations, in each case to the extent applying to the Alto Facility, the Vault Facility, the Services or related administrative or reporting obligations under this Agreement, or the qualification for the maximum 45Q Credits otherwise available to Alto.

“Claim” means any claims, demands, damages, losses, liabilities, taxes, fines, cost, and expenses, including costs of experts and reasonable attorneys’ fees and disbursements.

“Class VI UIC Permit” means a permit issued under the Safe Drinking Water Act by EPA or a duly authorized agency of the State of Illinois to authorize the construction and operation of the Injection Well(s).

“CO2” means carbon dioxide.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means the first Day of the Month following the occurrence of Complete COD.

“Complete Commercial Operation Date” or “Complete COD” means the first Day on which Facility COD has occurred with respect to both the Alto Facility and Vault Facility.

“Compression System Delay” means the time period between (i) the date that is thirty-two (32) months after the effective date of the Alto EPC Agreement and (ii) the guaranteed substantial completion date pursuant to the Alto EPC Agreement, which date Alto shall provide to Vault when it becomes available.

“Confidential Information” has the meaning set forth in Section 12.3.

“Connection Agreement” has the meaning set forth in Section 6.1.

“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, management authority, by contract or otherwise; and without limiting the foregoing, it shall be deemed that the direct or indirect beneficial ownership of more than fifty percent (50%) of (i) the voting securities, partnership interests, member interests or percentage interest of another Person, or (ii) any other class of equity securities or other ownership interests of another Person, shall be deemed to meet such control test.

“CPI” means the “Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average for All Items, Series CUUR0000SA0” whose value is published each month by the U.S. Bureau of Labor Statistics in its statistical bulletin on consumer price inflation.

“Credit Rating” means, for any Person, the senior unsecured and non-credit-enhanced long term debt rating of such Person or, if such Person does not have a senior unsecured and non-credit-enhanced long term debt rating, the issuer rating of such Person.

“Credited Volume” shall mean, at the time of determination, any outstanding Deficit Credits in existence at the time of determination up to (but not exceeding) any Excess Volume at the time of determination.

“Creditworthy Bank” means a U.S. commercial bank or a U.S. branch of a foreign bank with assets of at least ten billion dollars ($10,000,000,000.00) and a Credit Rating of (i) A- or better from S&P and (ii) A3 or better from Moody’s.

“Critical Specification Levels” means, with respect to Product delivered at the Delivery Point, the criteria set forth on Exhibit C under the table “Critical Specification Levels”, as such criteria may be modified by mutual agreement.

“Day” or “Daily” means a period of hours commencing at 12:00 a.m., Central Clock Time, on a calendar day and ending immediately prior to 12:00 a.m., Central Clock Time, on the next succeeding calendar day.

“Deficit Credit” means any credit (in metric tons) pertaining to the payment by Alto of any Shortfall Payment that is still outstanding in Alto’s Deficit Credits Balance; provided, however, that to the extent a Deficit Credit is accrued by Alto and not used within one (1) year after the end of the Quarter within which it is accrued (extended, day for day, in the event of any Force Majeure event that occurs within the span of such one (1) year), such Deficit Credit shall expire, and Alto may no longer use such Deficit Credit; provided, further, that each Deficit Credit is equal to one metric ton of CO2. A representative calculation of the Deficit Credit and the Deficit Credits Balance is shown in Exhibit G.

“Deficit Credits Balance” means any unexpired Deficit Credits not previously utilized in prior quarters to reduce the payment by Alto of the Service Fee.

“Delivery Point” means the outlet of the discharge flange of the Alto Facility at which Product passes from the Alto Facility to the Transportation Facilities.

“Delivery Point Meter” means the meter located on the discharge flange of the Alto Facility and installed, operated and maintained by Vault.

“Disqualified Transferee” means any Person that, at the time of the proposed transfer, is: [***].

“Effective Date” has the meaning set forth in the first paragraph.

“Environmental Attributes” means the (i) credits, benefits, emissions reductions, environmental air quality credits and emissions reduction credits, offsets, and allowances, including verifiable credits that can be retired, monetized and/or traded with Third Parties or in specialized exchanges and CARB LCFS Credits, and (ii) tax credits and other tax benefits, in each case resulting from the capture, transportation, sequestration, sale or use of CO2 or Product and/or the production or sale of Alto’s or its Affiliates’ plant products, and expressly including 45Q Credits and CARB LCFS Credits and the value of each of the same.

“EPA” means the U.S. Environmental Protection Agency.

“EPA Delay” means the time period between (i) the date that is twenty-four (24) months after the submission of the Class VI UIC Permit application to the EPA or a duly authorized agency of the State of Illinois; and (ii) the date of receipt of a final, unappealable Class VI UIC Permit to construct from the EPA or a duly authorized agency of the State of Illinois; provided, that (a) any such delay could not have been mitigated or avoided by Vault despite the exercise of diligent and commercially reasonable efforts and (b) Vault continues to use commercially reasonable efforts throughout the period of such EPA Delay to obtain the Class VI UIC Permit as soon as possible; and provided, further, that, notwithstanding the foregoing, in no event shall the total amount of EPA Delay exceed three hundred and sixty five (365) Days.

“Event of Default” means a Pre-COD Event of Default or a Post-COD Event of Default, as applicable.

“Excess Product” has the meaning set forth in Section 3.2(d).

“Excess Volumes” means, with respect to any Quarter, any Product delivered at the Delivery Point that flows in excess of the Quarterly Minimum Volume.

“Facility Commercial Operation Date” or “Facility COD” means, with respect to the Alto Facility or Vault Facility, as the context demands, the first date on which all of the following events have occurred: (i) the applicable performance testing and trial operation period are complete pursuant to this Agreement and all requirements of applicable Law; (ii) the Alto Facility or Vault Facility, as applicable, is placed in service for 45Q Credits purposes; (iii) (a) in the case of the Alto Facility, the Alto Facility is capable of producing commercial quantities of CO2 on a continual basis or (b) in the case of the Vault Facility, the Vault Facility is capable of accepting, transporting, and sequestering commercial quantities of CO2 on a continual basis in an amount equal to at least the Quarterly Maximum Volume; (iv) the Alto Facility or Vault Facility, as applicable, is fully interconnected and synchronized; (v) all permits, licenses and other authorizations from any Governmental Authority necessary for the construction and operation of the Alto Facility or Vault Facility, as applicable, in accordance with applicable Law and this Agreement have been obtained, are in full force and effect, and are final and non-appealable; (vi) the Alto Facility or Vault Facility, as applicable, has achieved substantial completion (or any other similar concept) under the applicable engineering, procurement, and construction contract (or similar contract providing for the construction of the applicable facility); and (vii) in the case of the Vault Facility, authorization to commence the injection phase pursuant to the Underground Injection Control Class VI permit.

“Facility Loss” means, with respect to any period, the aggregate quantity (in metric) of Alto’s Product during such period that is delivered to the Delivery Point and accepted by Vault and leaked to the atmosphere or otherwise lost, released, migrated, or removed from the Sequestration Facilities (including within the meaning of Treasury Regulation Sections 1.45Q-5(h)); provided that, for the avoidance of doubt, any Pipeline Loss will not be treated as a Facility Loss.

“Force Majeure Event” means any event or circumstance or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which are beyond the reasonable control of the Party claiming suspension, and which by the exercise of diligence or maintenance that in each case would be conducted in accordance with Good Industry Practice the Party claiming suspension could not avoid or overcome and that prevents in whole or in part the performance of any obligation or condition under this Agreement, including (i) strikes, lockouts, work stoppages, or other labor disputes; (ii) riots, wars, acts of the public enemy, terrorism, espionage, nuclear disaster, or other similar civil disturbances or disorders, (iii) acts of God, fire, acts of nature, landslides, subsidence, severe lightning, earthquakes, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe and other adverse weather conditions; (iv) epidemics or pandemics that are neither seasonal nor recurring, explosions, breakage or accidents to equipment, facilities or lines of pipe or electric power shortages; (v) materials unavailability or inability or failure to obtain feedstock at reasonable cost after reasonable efforts; and (vi) necessity for compliance with any orders, directives, rules or regulations issued by any Governmental Authority that would prohibit a Party’s performance hereunder. The above notwithstanding, the following events shall not constitute an independent basis for a Force Majeure Event: (a) a Party’s inability to economically perform its obligations under this Agreement; (b) changes in general market conditions in the financial, banking, equity, debt, or capital markets; or (c) the failure or refusal of a Governmental Authority or Third Party to issue any approval, permit, certification, or similar issuance, unless such failure or refusal results from, in whole or in any material part, (i) an administrative decision or policy adopted by the relevant Governmental Authority or Third Party that generally affects Third Parties similarly situated to the Party seeking or applying for any approval, permit, certification, or similar issuance, including government shutdowns, as opposed to the failure or refusal by the Governmental Authority or Third Party to grant or issue an approval, permit, certification, or similar issuance specifically for the Transportation Facilities or Sequestration Facilities, which shall not constitute an independent basis for Force Majeure Event, or (ii) the issuance of any temporary or permanent injunction at the request of a Third Party other than the Governmental Authority responsible for issuing the relevant approval, permit, certification, or similar issuance that causes the relevant Governmental Authority to delay or withhold the issuance of the same. A failure or refusal of a Governmental Authority or Third Party to issue any approval, permit, certification, or similar issuance may be a Force Majeure Event to the extent that it meets the criteria of either clause (c)(i) or (c)(ii) above.

“Foregone CO2 Price” shall equal [***] per metric ton of CO2, which shall be escalated in accordance with ARTICLE IV.

“Foregone Volumes” means the Volume Deficit in any Quarter that is caused by the inability of the Vault Facility to accept the Quarterly Minimum Volume of Product delivered to the Delivery Point and that is: (i) not related to a Force Majeure Event; (ii) not the result of Excess Product; and (iii) not otherwise excluded from Foregone Volumes pursuant to Sections 3.3 or 8.4(d).

“Good Industry Practice” means those practices, methods, acts, and standards of care and diligence normally practiced by operations, maintenance, repair, engineering, construction, and installation firms in performing construction, operations and maintenance services on CO2 transportation and sequestration operations and projects of the type and size in the United States similar to the Transportation Facilities and Sequestration Facilities which, in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the construction, ownership, operation and maintenance of the transportation and sequestration equipment and related equipment, facilities and improvements, with commensurate standards of safety, efficiency and economy, and are in accordance with generally accepted national standards of professional care, skill, diligence and competence applicable to operations and maintenance practices.

“Governmental Authority” means (i) the federal government of the United States of America, (ii) any state, county, parish, municipality, tribal, or other governmental subdivision within the United States of America, and (iii) any court, arbitral authority, or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality, tribe, or other governmental subdivision within the United States of America.

“Guarantor” means either Alto’s Guarantor or Vault’s Guarantor, as the context requires.

“Guaranty” means a guaranty agreement provided by a Guarantor and issued in favor of a Party, securing the other Party’s obligations under and as provided in this Agreement.

“Indemnified Party” has the meaning set forth in Section 11.2.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Inflation Adjuster” means fifty percent (50%) of the sum of the percentage change in the CPI and 45Q Inflation Adjustment Factor for the applicable calculation period.

“Injection Well” means the Class VI UIC well that is constructed, drilled, permitted, operated and maintained at the Sequestration Facilities for the permanent sequestration of Product in underground geological formations.

“Injection Well Meter” means the meter located on the inlet flange of the Injection Well.

“Intellectual Property Rights” means all domestic and foreign intellectual property, including all: (a) inventions (whether or not patentable or reduced to practice), improvements, patents and industrial designs (including utility models, designs, and industrial property) and patent and industrial design applications, and inventions and patent disclosures, together with all renewals, reissues, reexaminations, provisional, divisional, revisions, continuations, continuations-in-part, and extensions thereof; (b) works of authorship (whether or not copyrightable), registered and unregistered copyrights, mask works, database rights, and moral rights, together with all applications therefor and renewals thereof; (c) trade secrets, confidential or proprietary information, technology, know-how, processes, techniques, protocols, specifications, data, compositions, industrial models, architectures, layouts, designs, drawings, plans, ideas, research and development, formulae, algorithms, models, and methodologies; and (d) trademarks, service marks, trade names, domain names, designs, trade dress, business names, corporate names, logos, slogans, and all other indicia of origin, together with all goodwill, registrations, renewals, and applications relating to the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any law, rule, regulation, code, ordinance, restriction, order, writ, judgment, decree or other legal or regulatory determination, including the Code, of or by a Governmental Authority of competent jurisdiction.

“LCFS” means CARB’s Low Carbon Fuel Standard codified as Cal. Code Regs. Title 17 §§ 95480-95503.

“LCFS Regulated Party” has the meaning ascribed to the term “Regulated Entity” by CARB’s LCFS.

“LCFS Tier II Pathway” means for a particular finished fuel, the collective set of processes, operations, parameters, conditions, locations, and technologies throughout all stages that CARB considers appropriate for the Tier II Pathway to account for in the system boundary of a complete well-to-wheel analysis of that fuel’s life cycle greenhouse gas emissions.

[***].

“Maximum Flow Rate” means the maximum flow rate designated in Exhibit B, expressed in metric tons per hour.

“Maximum Foregone Volume Payment” shall mean an amount not to exceed [***] during a Calendar Year, which amount shall be escalated in accordance with Section 4.3; provided, however, that with respect to (a) the first Calendar Year, such amount shall be prorated by the number of Days in such Calendar Year, and (b) the last Calendar Year during the Operating Term, such amount shall be prorated by the number of Days in such Calendar Year that occur during the Operating Term; provided, further, that the Maximum Foregone Volume Payment shall not limit in the event of gross negligence, intentional breach, willful misconduct, or fraud by Vault or any permitted assignee of this Agreement and any amounts so excluded shall not count towards the exhaustion of the Maximum Foregone Volume Payment amount. For the avoidance of doubt, the Maximum Foregone Volume Payment shall not serve as a limit in the event of bad faith refusal by Vault or any permitted assignee of this Agreement to perform under this Agreement, and any amounts excluded from performance as a result of such bad faith refusal to perform shall not count towards the exhaustion of the Maximum Foregone Volume Payment amount.

“Metering Equipment” has the meaning set forth in Exhibit H.

“Month” or “Monthly” means a calendar month commencing at 12:00 a.m. Central Clock Time on the first Day of such calendar month and ending immediately prior to 12:00 a.m. Central Clock Time on the first Day of the next calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Conforming Volumes” has the meaning set forth in Section 6.2.

“Non-Recourse Persons” has the meaning set forth in Section 12.22.

“Operating Term” means the period from the Commencement Date through the later of: (i) the date that is twelve (12) years following the occurrence of Facility COD with respect to the Alto Facility; and (ii) the earlier to occur of (a) the date on which the period for obtaining 45Q Credits related to the Alto Facility terminates, (b) the date that is twenty (20) years after the Commencement Date, and (c) the date on which all Injection Wells at the Vault Facility existing as of the date set forth in Clause (i) have reached capacity such that Vault is no longer able to sequester additional Product in such Injection Wells.

“Outside Date” means, for the Alto Facility and the Vault Facility, the date that is [***] after the Target COD.

“Outside Date Extension Payment” means $[***] per month.

“Party” and “Parties” have the meaning set forth in the first paragraph.

“Payable Facility Loss” means, with respect to any Calendar Year (or portion thereof) during the Recapture Period, a Facility Loss in [***] (the “PFL Deductible”) of the aggregate quantity of Alto’s Product delivered to the Delivery Point and accepted by Vault during such Calendar Year (to the extent such Calendar Year occurs during the Recapture Period); provided, however, that the PFL Deductible shall not apply for Facility Losses resulting from Vault’s gross negligence, intentional fraud, or willful misconduct, in which case the Payable Facility Loss shall accrue from the first Facility Loss.

“Payable Pipeline Loss” means, with respect to any Calendar Year (or portion thereof) during the Operating Term,  a Pipeline Loss in excess of [***] (the “PPL Deductible”) of the aggregate quantity of Alto’s Product delivered to the Delivery Point and accepted by Vault during such Calendar Year (to the extent such Calendar Year occurs during the Operating Period); provided, however, that the PPL Deductible shall not apply for Pipeline Losses resulting from Vault’s gross negligence, intentional fraud, or willful misconduct, in which case the Payable Pipeline Loss shall accrue from the first Pipeline Loss.

“Permanence Certification” has the meaning set forth in the CCS Protocol and includes the Sequestration Site Certification and CCS Project Certification.

“Person” means any individual, partnership, joint venture, Governmental Authority, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

“Pipeline Loss” means, with respect to any Calendar Year, the aggregate quantity (in metric tons) of Alto’s Product that during such period is delivered to and accepted by Vault at the Delivery Point and leaked to the atmosphere or otherwise lost, released, migrated or removed from the Transportation Facilities or the inlet of the Injection Well or failed to be injected into the Sequestration Facilities during such Calendar Year (including shortages due to a meter inaccuracy).

“Plant” means the ethanol plant owned and operated by Alto in Pekin, Illinois.

“Pore Space” means the total area of subsurface cavities and spaces of sedimentary rock layers below the land surrounding the Injection Well(s) into which sequestered Product may migrate or has migrated.

“Post-COD Event of Default” has the meaning set forth in Section 8.2(b).

“Pre-COD Event of Default” has the meaning set forth in Section 8.2(a).

“Product” means a composite composed of CO2, together with other components. For the avoidance of doubt, Non-Conforming Volumes that are not accepted by Vault for sequestration pursuant to the terms of this Agreement will not be considered Product.

“Project Assets” means all of the associated designs, plans, drawings, reports, surveys, intellectual property and other work product, permit applications, permits, authorizations, rights-of-way, easements, licenses, leases, pore space rights and other real property, and piping, equipment and other assets for or related to the permitting, development, construction and ownership of the Vault Facility.

“Project Spend” means the total of Vault’s internal and external documented costs incurred in respect of the Project Assets.

“Qualified Operator” means a Person that is at least as creditworthy as Vault and is a Person (or an Affiliate of a Person) that is: (i) a past or present direct or indirect owner and operator of one or more crude oil or natural gas or CO2 capture, compression, transportation, sequestration or delivery facilities with (in the case of CO2) [***].

“Quarter” means (i) the period commencing on the Commencement Date and ending at the end of the last Day of the calendar quarter in which the Commencement Date occurs, and (ii) at all other times each calendar quarter (January 1 – March 31, April 1 – June 30, July 1 – September 30 and October 1 – December 31).

“Quarterly CO2 Volume” means the total quantity of Product which is delivered by Alto and accepted by Vault at the Delivery Point, as measured at the Delivery Point Meter.

“Quarterly Maximum Volume” means the amount, expressed in metric tons, which is provided in Exhibit B.

“Quarterly Minimum Volume” means the amount, expressed in metric tons, which is provided in Exhibit B. For purposes of Sections 4.2 and 4.3, the Quarterly Minimum Volume will be decreased to the extent that a Party did not deliver or accept volumes during the applicable Quarter due to a Force Majeure Event.

“Real Property Condition” means Vault having obtained all Real Property Rights by the date that is [***] following the Effective Date.

“Real Property Rights” means all tracts or parcels of land, and interests in land, including subsurface interests, whether owned, leased, licensed, permitted or otherwise held by Vault or its Affiliates in connection with owning, developing, constructing, equipping, operating and maintaining the Transportation Facilities or the performance of the Transportation Services, or the Sequestration Facilities or the performance of the Sequestration Services, including all fee properties, real property leases, rights-of-way (whether from private parties or any Governmental Authority), easements, rights of ingress and egress, real property use agreements, licenses, consents, servitudes, judgments, connections, options and other real property rights and interests related thereto.

“Recapture Period” means the period beginning on the first day of the 45Q Term and ending on the last day of the third calendar year after the date on which the 45Q Term expires.

“Records” shall mean all agreements, documents, drawings, plans, specifications, reports, instruments, filings, maps, books, records, accounts and files (whether in tangible or electronic format) relating to the Services or the Product, and in a Party’s or its Affiliates’ possession, or to which a Party has the right, but are in the possession of a Third Party.

“S&P” means Standard & Poor’s Rating Group (a division of S&P Global, Inc.).

“Safe CCS” means that certain Illinois SB 1289, Safety and Aid for the Environment in Carbon Capture and Sequestration Act.

“Scheduled Downtime” means downtime for planned maintenance work required for the Alto Facility or the Vault Facility, in each case planned and noticed in accordance with Section 3.3.

“Sequestration Facilities” has the meaning set forth in the Recitals.

“Sequestration Facilities Land” means, for the Sequestration Facilities, the Real Property Rights on or under which the Sequestration Facilities are located.

“Sequestration Services” means the receipt and storage, injection, sequestration, and monitoring of Product in the Sequestration Facilities.

“Sequestration Site Certification” has the meaning set forth in the CCS Protocol.

“Service Fee” shall mean the product of the Adjusted Quarterly CO2 Volume times the Service Price.

“Service Price” shall equal [***], which shall be escalated in accordance with Section 4.3.

“Services” means Sequestration Services and Transportation Services.

“Shortfall Payment” means, for any Quarter, an amount equal to the [***].

“Specifications” means, with respect to Product delivered into the Vault Facility at a Delivery Point, the criteria set forth on Exhibit C under the table “General Specifications”, as such criteria may be modified by mutual agreement.

“State Drilling Permit” means the Vault approval required for the drilling of an Injection Well under the state law of the State of Illinois.

“Subcontract” means a written contract between Vault and a Subcontractor, or between two Subcontractors, pursuant to which a Subcontractor performs obligations of Vault pursuant to this Agreement.

“Subcontractor” means any Person other than Vault or its employees that performs any of Vault’s obligations pursuant to this Agreement.

“Subpart RR MRV Plan” means an EPA approved monitoring, reporting, and verification plan that complies with the requirements of 40 CFR part 98 subpart RR, as in effect on the Effective Date.

“Target COD” means the date that is [***] after the date that is the earlier of (i) the receipt of a [***] and (ii) the effective date of [***], as such Target COD may be extended to the extent of any EPA Delay and/or Compression System Delay.

“Tax” and “Taxes” shall mean any or all current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected by any Governmental Authority having jurisdiction.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement, including a Governmental Authority.

“Third Party Eligible Volumes” means, in any Quarter, any (i) any Product produced by the Alto Facility in excess of the Quarterly Minimum Volume and (ii) any Product delivered to the Delivery Point and not accepted by Vault for any reason other than (A) the Product flow is in excess of the Maximum Flow Rate or (B) failure of the Product to conform to the Specifications.

“Transportation Facilities” has the meaning set forth in the Recitals.

“Transportation Services” means receipt, transportation, and delivery of Product on the Transportation Facilities.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code, as amended from time to time.

“UIC” means Underground Injection Control.

“Vault” has the meaning set forth in the first paragraph.

“Vault Approvals” means all permits, licenses, certificates, notices, franchises, approvals, authorizations, orders, and consents required, or in the sole discretion of Vault desirable, to be issued by, obtained, or maintain from, filed with, or delivered to any Governmental Authority pursuant to any Law in connection with the owning, constructing, equipping, operating, and maintaining of the Vault Facility.

“Vault Facility” has the meaning set forth in the recitals.

“Vault’s Guarantor” means Vault Topco.

“Vault Guaranty” has the meaning set forth in Section 3.8.

“Vault Indemnitee” has the meaning set forth in Section 11.1.

“Vault Preparation Work” means the performance of all work, services, and labor, and the procurement and installation of all materials and equipment, required in connection with the acquisition, design, engineering, development, permitting, construction, completion, testing, commissioning and placement into service of the Injection Well and the applicable Sequestration Facilities and the acquisition of the Real Property Rights required for the Pore Space. For purposes of this definition, the failure of Vault to have complied with any Law or permit in an immaterial respect shall not be deemed to be a failure to have completed the Vault Preparation Work in accordance with this Agreement.

“Vault Topco” means [***] and any successor in interest, through any transaction or series of transactions, to the majority of the projects directly or indirectly held by, or tangible net worth of, such Person.

“Volume Deficit” means, for each Quarter in which the actual Quarterly CO2 Volume is less than the Quarterly Minimum Volume, the difference (in metric tons) for such Quarter between the Quarterly Minimum Volume for such Quarter and the actual Quarterly CO2 Volume for the Quarter; provided, however, that Foregone Volumes and amounts not delivered or accepted due to Force Majeure Events shall be excluded from the definition of Volume Deficit hereunder.

ARTICLE II.
Alto’s Obligations

2.1 Alto Preparation Work. Subject to the terms and conditions of this Agreement, Alto, at its sole cost and expense, shall (i) be responsible for the Alto Preparation Work and the design, engineering, development, permitting, funding, construction, ownership, completion, commissioning, testing, placement into service, and operation and maintenance of the Alto Facility required to capture, compress and process raw CO2 and deliver Product at the Delivery Point and all of the related equipment and for reporting and regulatory compliance related to the Alto Facility and its operation in accordance with this Agreement, and (ii) apply for, and use its commercially reasonable efforts to secure, all Alto Approvals. Vault and Alto will work cooperatively in connection with the activities described in clause (i) of the immediately preceding sentence to ensure the safe and efficient operation of the Alto Facility. The Alto Facility will be designed and constructed to accommodate no less than the Alto Design Point. When construction of the Alto Facility is complete and such facility reaches mechanical completion, performance tests for the equipment and facility shall be conducted and Vault shall be allowed to witness such tests and receive any results of such tests.

2.2 Capture and Power Conditional Date. Upon or prior to the Capture and Power Conditional Date, Alto shall notify Vault whether Alto [***].

2.3 Operation of Alto Facility. Alto and its applicable Affiliate(s) shall be entitled to operate and maintain the Plant and all related equipment (other than the Vault Facility) in their sole discretion and shall have no obligation to produce or deliver any specific amount of CO2 over any period of time, it being understood that CO2 is a byproduct resulting from the ordinary course operations of the Plant. The Parties will reasonably cooperate with each other in coordinating their activities under this Agreement in order to not unreasonably interfere with the other Party’s management and operation of the Alto Facility or Vault Facility, as applicable, and to ensure the safe and efficient operation of the Alto Facility or Vault Facility, as applicable.

2.4 Access. During the permitting, acquisition, development and construction of the Alto Facility and the performance of the Alto Preparation Work, Alto agrees to cooperate with Vault by providing Vault, as mutually agreed upon by the Parties, during normal business hours, after reasonable notice to Alto, in a manner not disruptive to Alto’s business, and subject to Alto’s safety protocols, (a) reasonable access to the Alto Facility (subject to the execution of a reasonable access agreement) and (b) the right to review Records related to the permitting, acquisition, development and construction of the Alto Facility, subject to confidentiality restrictions, and (c) the right to receive notice from Alto in such advance time to permit Vault to observe and confirm the testing or monitoring of the Alto Facility. Neither the presence of any other representative of Vault during the performance of any work by Alto nor the knowledge of any such person of any issues or defect with any Alto Facility or work performed by Alto shall relieve Alto of any liability or limit the remedies available to Vault, in each case pursuant to this Agreement or applicable Law.

2.5 Development; Coordination. Following the Effective Date, Alto shall use commercially reasonable efforts to cause Facility COD of the Alto Facility to occur on or before the Target COD and shall meet Monthly with Vault to discuss Alto’s progress in fulfilling the Alto Preparation Work and completing the Alto Facility. Designated senior executives of Alto and Vault shall meet quarterly to discuss Alto’s progress in fulfilling the Alto Preparation Work and completing the Alto Facility.

2.6 Third Party Eligible Volumes. During any Quarter, Alto may supply Third Party Eligible Volumes to any Third Parties; provided, however, that Alto shall provide Vault with written notice of such Third Party Eligible Volumes and other reasonable information requested by Vault.

2.7 Alto Credit Support. On the Capture and Power Conditional Date, Alto shall deliver to Vault a Guaranty from Alto’s Guarantor substantially in the form attached as Exhibit E (“Alto Guaranty”) securing Alto’s performance and payment obligations to Vault under this Agreement. From and after the Capture and Power Conditional Date, Alto will cause Alto’s Guarantor to maintain the Guaranty in full force and effect until Alto’s performance and payment obligations under this Agreement are fully satisfied. If, at any time after the Capture and Power Conditional Date, the Alto Guaranty ceases to be in full force and effect, then Alto shall, within five (5) Business Days, replace the Alto Guaranty with a guaranty satisfying the requirements set forth in this Section 2.7. In addition, if Vault notifies Alto that Vault will assign this Agreement as permitted herein, then Alto shall, within five (5) Business Days, replace the Alto Guaranty provided hereunder with a new guaranty, naming the assignee as beneficiary and satisfying the requirements set forth in this Section 2.7.

ARTICLE III.
Vault Obligations

3.1 Vault Preparation Work.

(a) Development; Coordination. Vault shall use commercially reasonable efforts to cause Facility COD of the Vault Facility to occur on or before the Target COD and shall deliver a written report to Alto on a monthly basis regarding, and meet Monthly with Alto to discuss, Vault’s progress in fulfilling the Vault Preparation Work, and completing the Vault Facility. Designated senior executives of Alto and Vault shall meet quarterly to discuss Vault’s progress in fulfilling the Vault Preparation Work and completing the Vault Facility.

(b) Scope.

(i) Subject to the terms and conditions of this Agreement, Vault, at its sole cost and expense (except as otherwise expressly provided herein), shall (A) perform the Vault Preparation Work, and (B) apply for, and use its commercially reasonable efforts to secure, (1) all Vault Approvals and (2) the Real Property Rights necessary for the design, development, construction, leasing, ownership, and maintenance of the Sequestration Facilities and the Transportation Facilities. Upon request by Vault, Alto shall use commercially reasonable efforts to assist Vault in performing the obligations set forth in clause (B)(2) of the immediately preceding sentence. Upon or prior to the first anniversary of the Effective Date, Vault shall notify Alto whether Vault has satisfied (or is waiving) the Real Property Condition, and, in the event that Vault has not satisfied (or waived) the Real Property Condition by such date, either Vault or Alto may terminate this Agreement in accordance with Section 8.1(c).

(ii) Vault shall construct and install the Transportation Facilities and the Sequestration Facilities in compliance with all applicable Laws and permits and Good Industry Practice. Vault shall design and construct the Vault Facility such that during normal operating conditions during the Operating Term there is sufficient capacity to accommodate Alto’s volumes up to the Maximum Flow Rate and Quarterly Maximum Volumes from the Delivery Point.

(iii) Vault shall (A) with respect to 45Q Credits, design and construct, and (B) with respect to CARB LCFS Credits, use commercially reasonable efforts to design and construct, the Vault Facility to meet the requirements necessary as of the Effective Date to transport and sequester the Product in a manner that is intended to allow Alto to be eligible for the 45Q Credits or CARB LCFS Credits, as applicable, with respect to such Product; provided that, for the avoidance of doubt, these requirements will not require Vault, its Affiliates or any of their respective contractors to satisfy the prevailing wage and apprenticeship requirements pursuant to Section 45Q(h)(2) with respect to the Vault Facility.

(c) Commercial Operation Date. When construction of the Vault Facility for the Plant is complete and such facility reaches mechanical completion, performance tests for the equipment and facility shall be conducted and Alto shall be allowed to witness such tests and receive any results of such tests. After successful completion of such performance tests and satisfaction of the requirements for Facility COD, the Parties shall declare the applicable facility ready for commercial operation.

3.2 Provision of Services.

(a) Vault will be responsible during the Operating Term for the operation and maintenance of the Vault Facility and all related equipment and for reporting and regulatory compliance related to the Vault Facility and its operation in accordance with all applicable Laws and this Agreement, and Vault and Alto will work cooperatively in connection with such activities to ensure the safe and efficient operation of the Vault Facility. Vault shall operate and maintain the Vault Facility in accordance with Good Industry Practice such that during the Operating Term and under normal operating conditions, a prudent operator could reasonably expect there to be sufficient capacity to accommodate Alto’s volumes up to the Maximum Flow Rate and Quarterly Maximum Volumes from the Delivery Point.

(b) Vault shall install, operate, and maintain (i) at the Delivery Point a flow meter for the measurement of volume, pressure, temperature, water, and other impurities (as deemed necessary by Vault) and (ii) at each Injection Well, an Injection Well Meter, in each case in accordance with Section 6.3.

(c) Vault shall provide Alto with a right of first priority to service with respect to the Quarterly Maximum Volume.

(d) Vault may, at its option, accept or reject any Product at the Delivery Point (i) that flows in excess of the Maximum Flow Rate (the “Excess Product”), (ii) that flows in any Quarter in excess of the Quarterly Maximum Volume, or (iii) pursuant to Section 6.2, if such Product does not meet the Specifications, and Alto may vent or utilize such Product that Vault rejects at its discretion; provided that, to the extent Vault elects to accept any Product that does not meet the Specifications (other than Product for which non-conformities are not known by Vault on or before the date of Vault’s acceptance of such Product) after the 24-hour period described in Section 6.2, Vault shall not be entitled to indemnification pursuant to Section 11.1.

(e) Vault shall respond in a reasonably timely manner to reasonable information requests made by Alto to permit Alto to satisfy its obligations with respect to Environmental Attributes available to Alto, including those relating to CARB LCFS credits.

3.3 Scheduled Downtime. Each Party shall endeavor to provide as much as possible and at least ninety (90) Days advance written notice for any Scheduled Downtime of its respective facilities subject to this Agreement. The Parties shall work together in good faith and cooperate to schedule their respective Scheduled Downtime for associated facilities concurrently. The total Scheduled Downtime for the Vault Facility per year shall not be greater than [***]. The Foregone Volume provisions shall not be applicable during periods of Scheduled Downtime provided that at least ninety (90) Days advance written notice has been provided to Alto for any such Scheduled Downtime. In each Contract Year and no later than one (1) month prior to the end of such Contract Year, each Party shall provide the other with a non-binding written notice of anticipated planned outages for the following Contract Year.

3.4 Regulatory Reporting and Information.

(a) As part of the Services hereunder, each Party agrees, except to the extent prohibited by Law, to provide (i) to the other Party copies of Records that may be reasonably required by such other Party to prepare and furnish to any Governmental Authority, including CARB, any periodic reports and information required by Law to be furnished by such other Party, and (ii) directly to any Governmental Authority any of the foregoing Records and information that Law requires such Party to furnish directly to such Governmental Authority. Each Party agrees to cooperate with the other Party to make all necessary filings and submissions with Governmental Authorities, including, to the extent applicable, with CARB, in connection with creating, and thereafter maintaining, a LCFS Tier II Pathway certification and any other required submissions with respect to this Agreement. The Parties shall each use all commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to the CCS Protocol.

(b) If, during the Operating Term, Alto seeks to claim or obtain Environmental Attributes, Vault shall cooperate with Alto to determine the additional reporting and regulatory compliance obligations that would enable Alto to so claim or obtain such Environmental Attributes, and shall negotiate in good faith with Alto in order to agree on those obligations and the amount to be paid by Alto in respect of Vault providing such additional services, which the Parties shall set forth in an amendment to this Agreement.

(c) Vault shall have no liability with respect to Alto’s loss of or inability to obtain any Environmental Attributes other than Section 45Q Credits; provided that, nothing herein shall limit Vault’s obligation to conform its performance or re-perform any Vault Preparation Work and Services in a manner required to cause Vault to comply with its obligations set forth in Section 3.1(b)(iii). For the avoidance of doubt and notwithstanding anything to the contrary herein, Vault shall have no liability with respect to Alto’s loss of or inability to obtain CARB LCFS Credits.

3.5 Additional Environmental Attributes. [***].

3.6 Tax Credits.

(a) 45Q Credits. Vault acknowledges that Alto will file for and claim any 45Q Credits and other tax credits with respect to Alto’s Product, Alto will not elect to allow Vault to claim any 45Q Credits, and this Agreement is intended to satisfy the requirement under Section 45Q of the Code that Alto “contractually ensures” the disposal of Alto’s CO2. Except to the extent of any Vault obligations specifically set forth in this Agreement, Alto shall be responsible for qualification for the 45Q Credits and other tax credits, and all related reporting to Governmental Authorities.

(b) Secure Geological Storage. Vault covenants that during the Recapture Period, (i) the Sequestration Facilities will be located onshore within the United States, (ii) the Sequestration Facilities will comply with applicable UIC or other regulations, and the Product will be stored in the Sequestration Facilities and will not be used as a tertiary injectant in a qualified enhanced oil or natural gas recovery project, in accordance with Treasury Regulations Section 1.45Q-3(b)(1), and (iii) Vault will comply with the financial responsibility requirements of the CCS Protocol and for underground injection wells in 40 CFR Part 145 Subpart H related to the Sequestration Services.

(c) Documentation and Certification.

(i) Vault shall reasonably cooperate with Alto to ensure that Alto is able to comply with all reporting requirements necessary to claim 45Q Credits with respect to Alto’s CO2. Without limiting the foregoing, Vault will provide Alto with a copy of a properly completed IRS Form 8933 Model Certificate DISP-Operator (and if relevant, a properly completed certificate in the form of IRS Form 8933 Model Certificate Recapture) by March 1 of the year following the year for which the 45Q Credit is being claimed, or at such other time or times as such certificates or other information may be reasonably requested by Alto as needed to claim 45Q Credits. In connection with claiming and qualifying for 45Q Credits, Vault shall (A) further report to the IRS any other information that will be required by Law to be so reported in connection with the services provided by Vault under this Agreement and by an operator of a geological disposal site and (B) provide any and all information reasonably requested by Alto as necessary for Alto to adequately disclose contract information annually on Form 8933, including with respect to any Subcontractors.

(ii) Alto shall provide Vault with information in its possession relevant to the Form 8933, including whether the Product stored is qualified carbon oxide, the date the relevant carbon capture equipment was placed in service and other information reasonably requested by Vault for purposes of completing Form 8933 and related reporting.

(iii) If, in any Calendar Year there is a Facility Loss, or there is otherwise any recapture of 45Q Credits pursuant to Treasury Regulation Section 1.45Q-5, Vault shall promptly, and in any event no later than January 31 after such Calendar Year, provide to Alto (i) a properly completed certificate in the form of IRS Form 8933 Model Certificate Recapture (or any successor form) and (ii) a report that (A) specifies the amounts of such excess and such Facility Loss, (B) explains in reasonable detail the location of the leak, how Vault became aware of the leak, how the leaked amount was determined, and the identity and involvement of any Governmental Authorities, and (C) includes any other information required pursuant to Treasury Regulation Section 1.45Q-1(h)(2)(iii)(E) or reasonably requested by Alto that is pertinent to the claiming or recapture of any 45Q Credit.

(iv) If Vault determines that Product has leaked to the atmosphere, Vault shall quantify the metric tons of Product that have leaked to the atmosphere pursuant to the requirements of 40 CFR part 98 subpart RR and in accordance with Treasury Regulation Section 1.45Q-5(c).

(v) If Vault is treated as a disregarded entity for U.S. federal income tax purposes, or, for any other reason, is not required to file a U.S. federal income tax return, for purposes of this Section 3.6(c), Form 8933 will be filed with the applicable federal return of Vault’s regarded owner for U.S. federal income tax purposes.

(d) Subcontractors. Vault shall ensure that any of its obligations pursuant to this Agreement that are performed by any Subcontractor shall be performed pursuant to a Subcontract that (i) is entered into by that Subcontractor, (ii) satisfies the applicable requirements of Treasury Regulation Section 1.45Q-1(h)(2), and (iii) requires the Subcontractor to comply with applicable reporting requirements in Treasury Regulation Section 1.45Q-1(h)(2)(v).

(e) State and Local Tax. To the extent any state or local tax credit, deduction, exemption or abatement is available in connection with the storage of Product under this Agreement, the Parties shall work together, at Alto’s expense, to evaluate the necessary compliance to achieve such Tax benefits and the utilization of such Tax benefits and such benefits and credits shall belong to Alto.

3.7 Regulatory.

(a) Class VI UIC Permits and State Permits. Vault shall use commercially reasonable efforts to prepare and file with the EPA (and/or any other applicable Governmental Authority with jurisdiction) applications for a Class VI UIC Permit and State Drilling Permit, as applicable, along with all supporting documentation, plans, surveys, studies and reports required to be filed therewith for the issuance of the Class VI UIC Permit and State Drilling Permit for such Injection Well, and will use commercially reasonable efforts to secure the Class VI UIC Permit, State Drilling Permit, and all other Vault Approvals necessary for the construction and operation of such Injection Well. Prior to or shortly after the drilling of the Injection Well, Vault shall use commercially reasonable efforts to obtain the approval from the EPA of the Subpart RR MRV Plan for the Sequestration Facilities and to obtain authorizations from the EPA to inject the Product. The submission will reflect that the Product will be permanently stored and will not be used as a tertiary injectant in a qualified enhanced oil or natural gas recovery project. Following submission of the Class VI UIC Permit application, Vault will keep Alto apprised on a Quarterly basis of Class VI UIC permitting status. Without modifying the foregoing, Vault shall use commercially reasonable efforts to file such administratively complete Class VI UIC Permit application with the EPA within 120 Days from the Effective Date. Vault shall work diligently to respond to EPA requests necessary to achieve administrative completeness of the Class VI UIC Permit until such date that the Class VI UIC Permit is determined by the EPA to be administratively complete.

(b) Permanence Certification and LCFS Tier II Pathway. Vault, in consultation with Alto, shall prepare and Vault and Alto shall jointly submit an application for the Permanence Certification required by the CCS Protocol. Alto shall prepare, and Alto and Vault shall jointly submit, the certification for the LCFS Tier II Pathway.

(c) Regulatory Compliance and Permit Maintenance

(i) Vault shall operate and maintain the Vault Facility (a) in accordance with the terms of this Agreement and (b) in accordance with all applicable Laws, including but not limited to all obligations under the Class VI UIC Permit, any applicable State Drilling Permits, the Subpart RR MRV Plan, and the Permanence Certification.

(ii) For the Sequestration Facilities, Vault shall maintain the Class VI UIC Permit and required plans associated with the permit, any applicable State Drilling Permits, the Permanence Certification and all required plans associated with the Permanence Certification, the Subpart RR MRV Plan and any relevant permits issued by the State of Illinois until regulatory closure is obtained from the EPA and, if applicable, the State of Illinois.

(iii) Vault shall comply with all filings required pursuant to all Vault Approvals. Vault shall prepare and file any and all reports or other documentation required under the Vault Approvals, and will furnish such reports or other documentation to Alto upon request. Additionally, Vault agrees to provide Alto with written notice as soon as reasonably possible (but in no event later than forty-eight (48) hours) following Vault’s discovery of any release of Product from the Vault Facility.

(d) Inspection and Access Rights. During the permitting, acquisition, development and construction of the Sequestration Facility and the performance of the Services, Vault agrees to cooperate with Alto by providing Alto, as mutually agreed upon by the Parties, during normal business hours, after reasonable notice to Vault, in a manner not disruptive to Vault’s business, and subject to Vault’s safety protocols, (i) no more frequently than once a Month, reasonable access to the Sequestration Facility (subject to the execution of a reasonable access agreement), (ii) the right to review Records related to the permitting, acquisition, development and construction of the Sequestration Facility, subject to confidentiality restrictions, and (iii) the right to receive notice from Vault in such advance time to permit Alto to observe and confirm the testing or monitoring of the Sequestration Facility. Neither the presence of any other representative of Alto during the performance of any work by Vault nor the knowledge of any such person of any issues or defect with any Sequestration Facility or work performed by Vault shall relieve Vault of any liability or limit the remedies available to Alto, in each pursuant to this Agreement or applicable Law, provided, however that any such person with actual knowledge of any issues or defect with any Sequestration Facility or work performed by Vault shall use good faith efforts to notify Vault of such issues or defect as soon as reasonably practicable.

3.8 Vault Credit Support. On the Capture and Power Conditional Date, Vault shall deliver to Alto a Guaranty from Vault’s Guarantor substantially in the form attached as Exhibit E (“Vault Guaranty”), securing Vault’s performance and payment obligations to Alto under this Agreement. From and after the Capture and Power Conditional Date, Vault will cause Vault’s Guarantor to maintain the Vault Guaranty in full force and effect for the applicable period during which the 45Q Credits may be subject to recapture. If, at any time, the Vault Guaranty ceases to be in full force and effect, then Vault shall, within five (5) Business Days, replace the Vault Guaranty with a guaranty satisfying the requirements set forth in this Section 3.8. In addition, if Vault notifies Alto that Vault will assign this Agreement as permitted herein, then Vault shall, within five (5) Business Days, replace the Vault Guaranty with a new guaranty, naming the assignee as beneficiary and satisfying the requirements set forth in this Section 3.8.

3.9 [***].

3.10 Insurance. Vault shall maintain in effect insurance in accordance with the provisions of Exhibit F and as required pursuant to Safe CCS. Such insurance shall be with insurance companies having an A.M. Best Insurance financial strength rating and financial size rating of at least “A-” and “X” or better with insurance companies qualified to do business in the United States. Vault shall comply with the terms of any policy required to be maintained by Vault in connection with this Agreement.

ARTICLE IV.
Fees; Facility Loss

4.1 Service Fee. Following Complete COD, in consideration for the Services provided by Vault hereunder, Alto shall pay Vault each Quarter, in arrears, following the end of such Quarter in accordance with the terms and provisions of this Agreement:

(a) [***]

(b) [***].

(c) Notwithstanding the foregoing, in the event of any Foregone Volumes in any Quarter, Alto shall be credited against the amounts set forth in Section 4.1(a)-(b) above by an amount equal to the Foregone Volumes for such Quarter multiplied by the Foregone CO2 Price; provided, however, that in no event shall Vault credit Alto in any year an amount in excess of the Maximum Foregone Volume Payment. For the avoidance of doubt, the Foregone Volume credit amount set forth in this Section 4.1 shall be the only remedy for any Foregone Volumes, and such Foregone Volumes shall not count toward any Deficit Credits in future Quarters.

4.2 Accounting for Service Fee. Following Complete COD, Vault shall keep a log detailing all Credit Volumes, the quantity of Deficit Credits granted in each Quarter, the number of Deficit Credits utilized, the Deficit Credits Balance at any given time, the Foregone Volumes at any given time, and the amount of any credited amount provided to Alto by Vault pursuant to Section 4.1(c). Any Deficit Credits that are not applied in the Quarter immediately following the Quarter for which they were granted shall remain in the Deficit Credits Balance until they are utilized in subsequent Quarters or expire in accordance with the terms of this Agreement.

4.3 Fee Adjustment. [***].

4.4 Facility Losses; Pipeline Losses.

(a) If a Payable Facility Loss occurs with respect to a Calendar Year, Vault shall pay to Alto, on an After-Tax Basis, an amount equal to (i) such Payable Facility Loss multiplied by (ii) the 45Q Credit Rate for the Calendar Year in which the applicable Product was injected or deemed to be injected. For purposes of calculating the amount of a Payable Facility Loss, including the determination of the Calendar Year in which the applicable Product was injected or deemed to be injected, the principles of Treasury Regulation Section 1.45Q-5(a), (d), and (g) (pursuant to which credits for the year in which the Payable Facility Loss occurs shall be reduced first and amounts recaptured for prior years shall be calculated on a last-in-first-out basis) shall apply. Notwithstanding the foregoing and for the avoidance of doubt, if a Payable Facility Loss occurs in a given Calendar Year, the total amount to be paid by Vault to Alto associated with such Payable Facility Loss shall not exceed the sum of (i) the 45Q credits that would have been claimed in the year of the Payable Facility Loss but were not claimed because of the Payable Facility Loss and (ii) the value of the 45Q Credits actually claimed and subject to recapture for the applicable look-back period associated with such recapture event pursuant to Treasury Regulation Section 1.45Q-5(g)(2).

(b) If a Payable Pipeline Loss occurs with respect to a Calendar Year, Vault shall pay Alto, on an After-Tax Basis, an amount equal to (i) such Payable Pipeline Loss multiplied by (ii) the 45Q Credit Rate for such Calendar Year.

(c) Each Party acknowledges that it intends for the liquidated damages contemplated by this Section 4.4 to constitute compensation for Payable Facility Loss and Payable Pipeline Loss, and not a penalty. Each Party acknowledges and agrees that Alto’s harm caused by a Payable Facility Loss or Payable Pipeline Loss would be impossible or very difficult to accurately estimate as of the Effective Date, and that the liquidated damages contemplated by this Section 4.4 are a reasonable estimate of the anticipated or actual harm to Alto that might arise from such Payable Facility Loss or Payable Pipeline Loss. Notwithstanding anything in this Agreement to the contrary, the obligation of Vault to make payment of liquidated damages contemplated by this Section 4.4 is Alto’s exclusive remedy against Vault for any Payable Facility Loss or Payable Pipeline Loss, and such remedy shall survive any termination of this Agreement in accordance with Section 8.1(a).

4.5 Allocation of Loss of Product.

(a) Except as otherwise required by applicable Law, if there is loss, leakage or migration of Product from the Sequestration Facilities, including Facility Loss, that must be reported to a Governmental Authority other than CARB, the quantities associated with such loss, leakage or migration shall be allocated for purposes of such reporting to all customers, on a pro rata basis among the multiple customers, in accordance with Treasury Regulation Section 1.45Q-5 and any subsequent guidance relating to such allocation.

(b) Except as otherwise provided in Section 4.5(a) or required by applicable Law, any Facility Loss that must be reported to CARB under the CCS Protocol (“CARB Losses”), for purposes of such reporting, CARB Losses shall be allocated first to each customer that is not an LCFS Regulated Party based on each such customer’s pro rata share of the total of all quantities that have been injected through an Injection Well into the Vault Facility on or prior to such date on behalf of all customers that are not LCFS Regulated Parties. CARB Losses that exceed the total amount of Product injected through an Injection Well into the Vault Facility on or prior to such date on behalf of customers that are not LCFS Regulated Parties shall be allocated to each customer that is an LCFS Regulated Party based on each such customer’s pro rata share of the total of all quantities that have been injected through an Injection Well into the Vault Facility on or prior to such date on behalf of all customers that are LCFS Regulated Parties.

(c) If the Transportation Facilities transport CO2 from Persons other than Alto, any Pipeline Loss during the Recapture Period shall be allocated for purposes of this Agreement as follows: (i) to the extent such CO2 can be physically traced to Alto or another Person, to Alto or such other Person, as the case may be or (ii) to the extent such CO2 cannot be physically traced to Alto or another Person, among Alto and such other Persons in accordance with the principles of Treasury Regulation Section 1.45Q-5 and any subsequent guidance.

ARTICLE V.
Invoices; Payment

5.1 Invoicing. On a Quarterly basis, Vault shall submit detailed invoices to Alto at the address set forth in Section 12.1 that meet the requirements of this Section 5.1 and are otherwise in a form reasonably acceptable to Alto (each a “Vault Invoice”). Vault shall submit each Vault Invoice within five (5) Business Days after the end of each Quarter of the Operating Term, subject to any prior period adjustments. Each Vault Invoice shall be submitted in an electronic format (i.e., pdf format) per instructions provided by Alto. Each Vault Invoice shall include:

(a) the volume of Product for which Alto owes the Fee, determined in accordance with ARTICLE IV;

(b) any other fees incurred by Alto pursuant to this Agreement during such Quarter; and

(c) the amounts of Facility Loss and Pipeline Loss for such Quarter and, with respect to the Vault Invoice for the last Quarter in each Calendar Year, the amounts of Payable Facility Loss and Payable Pipeline Loss for such Calendar Year.

5.2 Payment. Alto shall pay all amounts from each Vault Invoice that are not subject to a good faith dispute within thirty (30) Days following receipt of the invoice from Vault. All amounts not subject to a good faith dispute that remain unpaid for more than thirty (30) Days from the date by which payment was due to Vault shall accrue an interest charge at the “prime rate” for commercial loans published by The Wall Street Journal, as such “prime rate” may change from time to time. Payments shall be made in lawful money of the United States to Vault by wire transfer of immediately available funds to the account(s) specified by Vault in writing.

5.3 Payment of Disputed Amounts. Within twenty (20) Days after receipt of a Vault Invoice, Alto shall provide Vault with notice setting forth the amount of any portion of such Vault Invoice that is disputed in good faith by Alto and the reasons therefor. Alto may withhold payment of such disputed amounts. Any deduction of a disputed amount set forth in a Vault Invoice that is not specifically agreed to by Vault in writing and that is finally determined pursuant to Section 12.15 or by mutual agreement to have been improperly withheld by Alto shall be paid promptly by Alto, together with interest that shall accrue at the “prime rate” for commercial loans published by The Wall Street Journal, as such “prime rate” may change from time to time, from the date of withholding to the date of payment.

5.4 Payment Shall Not Constitute a Waiver. Payment of a Vault Invoice shall not constitute acceptance by Alto of any of the Services or a waiver of Alto’s right to subsequently dispute the amount of any portion of a Vault Invoice.

5.5 Offset. Either Party may offset any payment due hereunder against amounts owing from the other Party pursuant hereto. Either Party’s exercise of recoupment and set off rights shall not limit the other remedies available to such Party hereunder.

ARTICLE VI.
Connection Agreement; Non-Conforming Volumes; Metering

6.1 Connection Agreement. As soon as reasonably practicable following the Effective Date, the Parties shall, and shall cause any relevant Affiliates to, execute the Connection Agreement to connect the Alto Facility at the Plant to the Transportation Facilities (the “Connection Agreement”), substantially in the form of the connection agreement set forth on Exhibit D.

6.2 Non-Conforming Volumes. To the extent that volumes delivered by Alto to the Delivery Point fail to meet the Specifications (“Non-Conforming Volumes”), Vault shall promptly provide Alto notice of such Non-Conforming Volumes, and the Specifications that are not being met. The Parties will cooperate and use commercially reasonable efforts to resolve the issue, and, beginning twenty-four (24) hours following delivery of such notice, Vault shall have the right to reject Non-Conforming Volumes; provided that Vault shall have the right to reject Non-Conforming Volumes immediately if such Non-Conforming Volumes do not meet the Critical Specification Levels on Exhibit C. If Vault elects to accept Non-Conforming Volumes after the 24-hour period described in this Section 6.2 and following notice of such Non-Conforming Volumes to Alto, Vault shall not be entitled to indemnification pursuant to Section 11.1 in respect of such Non-Conforming Volumes, except with respect to Non-Conforming Volumes that contain non-conformities that are not known by Vault on or before the date of Vault’s acceptance of such Non-Conforming Volumes. If Vault chooses to reject Non-Conforming Volumes pursuant to this Section 6.2, Alto shall be responsible for disposing of such Non-Conforming Volumes.

6.3 Metering. The Parties shall comply with the requirements of Exhibit H “Metering,” which Exhibit shall be subject to revision by mutual agreement of the Parties.

ARTICLE VII.
Title; Taxes

7.1 Title. Alto warrants that it has title to all of the Product tendered to the Transportation Facilities for shipment under this Agreement. Alto warrants that all Product tendered by Alto at the Delivery Point under this Agreement is free from all liens and adverse claims of every kind and agrees to release, indemnify, defend and hold Vault harmless from all suits, actions, claims, judgments, debts, accounts, damages, costs, liabilities, losses, and expenses arising from or out of adverse claims of any or all Persons as to its right to tender the Product for transportation and sequestration. Although Vault shall take custody of the Product at the Delivery Point, title to the Product shall remain with Alto only in the event title is required to claim Environmental Attributes.

7.2 Risk of Loss. Alto shall bear and retain all risk of loss of the Product prior to the Delivery Point. Vault shall bear and retain all risk of loss of the Product at and from the Delivery Point, including at the Transportation Facilities and Sequestration Facilities. Subject to Sections 11.1 and 6.2 with regard to Non-Conforming Volumes containing non-conformities not known to Vault on or before the date of Vault’s acceptance of such Non-Conforming Volumes, Alto assumes no liability for the Product after risk of loss passes to Vault and Vault shall indemnify, defend and hold harmless Alto from liens and adverse claims of every kind and agrees to release, indemnify, defend and hold harmless Alto from all suits, actions, claims, judgments, debts, accounts, damages, costs, liabilities, losses, and expenses arising from or out of adverse claims of any or all Persons arising from the Product from and after the Delivery Point. Vault assumes no liability for the Product before the risk of loss passes to Vault and Alto shall indemnify, defend and hold harmless Vault from liens and adverse claims of every kind and agrees to release, indemnify, defend and hold harmless Vault from all suits, actions, claims, judgments, debts, accounts, damages, costs, liabilities, losses, and expenses arising from or out of adverse claims of any or all Persons arising from the Product before the Delivery Point.

7.3 Taxes. Vault shall not be responsible for or pay, and Alto hereby agrees to indemnify, defend and hold harmless Vault for, any and all Taxes, license fees or other governmental charges, if any, levied on (a) all Product tendered under this Agreement, (b) tariff rates, surcharges or any other payment, fee, charge or amount provided for in this Agreement, or (c) the provision of Services hereunder (other than taxes on the Vault Facility, Alto’s Product or the Sequestration Services assessed by a Governmental Authority for the purposes of related post-injection period activities to be conducted by a Governmental Authority); provided that Alto shall not be liable hereunder for (i) Taxes (including ad valorem Taxes) assessed against Vault based on Vault’s income, revenues, gross receipts, net worth or ownership of the Vault Facility or other Vault facilities, and (ii) state franchise, license and similar Taxes required for the maintenance of Vault’s corporate existence, all of which Vault shall be responsible to pay. In the event Vault is required to pay any Tax for Alto, or for which Alto is responsible for pursuant to this Agreement or otherwise, Alto shall promptly reimburse Vault for the same per invoice provided by Vault. Each Party shall, at the other’s expense, cooperate with any reasonable requests of the other Party to reduce or eliminate any Taxes which are the responsibility of the other Party hereunder, including the conduct of any contests or other proceedings to reduce or eliminate any such Taxes, to the extent it is not expected, as reasonably determined by the cooperating Party, to materially adversely impact the cooperating Party to the extent the cooperating Party has not otherwise been indemnified to its reasonable satisfaction.

ARTICLE VIII.
Term and Termination

8.1 Operating Term.

(a) This Agreement shall be binding upon the Parties as of the Effective Date, but the Services and Alto’s obligations to pay for the Services shall not commence until Complete COD. Unless earlier terminated in accordance with the express provisions hereof, this Agreement shall be in effect for the period commencing on the Effective Date and ending on the expiration of the Operating Term, as such Operating Term may be extended in accordance with this Section 8.1; provided, however, that following the end of the Operating Term, this Agreement shall remain in effect in accordance with the terms hereof; provided further that except as specifically set forth in this Agreement, obligations with respect to the 45Q Credits shall end at the later of (i) on the expiration of the Recapture Period and (ii) the final, non-appealable resolution of any dispute related to the 45Q Credits; provided, that notice of any such dispute shall have been provided no later than the termination of the Recapture Period.

(b) No less than ninety (90) Days prior to the end of the Operating Term, Alto may request an extension for the Operating Term, as applicable, but any extension of the Operating Term shall require mutual agreement of the Parties.

(c) [***].

(d) [***].

8.2 Default.

(a) The occurrence of any of the following events shall constitute a “Pre-COD Event of Default.”

(i) Either Vault or Alto fails to perform any material obligation hereunder prior to the Outside Date.

(ii) The Vault Facility reaches Facility COD by the Outside Date, but the Alto Facility does not reach Facility COD by the Outside Date.

(iii) The Alto Facility reaches Facility COD by the Outside Date, but the Vault Facility does not reach Facility COD by the Outside Date.

(iv) Prior to Complete COD, either Vault or Alto fails to (A) pay any amount owed, or (B) provide or maintain the credit support obligations.

(v) Prior to Complete COD, Vault or Alto, or its respective Guarantor (A) becomes insolvent (which for purposes hereof means the inability to meet financial obligations as the same fall due), (B) files a voluntary petition, or shall have an involuntary petition filed against it that is not dismissed within sixty (60) Days, in bankruptcy, reorganization, receivership, or other similar proceeding, (C) files an answer admitting any material allegation of insolvency in any insolvency petition filed pursuant to any federal or state insolvency Laws, or (D) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets.

(vi) Prior to Complete COD, the merger or consolidation of a Party or its Guarantor with any other party that (A) is reasonably likely to cause a material adverse change in the financial condition of such Party or its Guarantor, or (B) pursuant to which the entity existing after the merger or consolidation does not assume the obligations of such Party (or its Guarantor) by operation of law or otherwise.

(vii) Prior to Complete COD, if any representation or warranty by Alto or Vault, as applicable, under this Agreement was materially incorrect when made.

(b) The occurrence of any of the following events after Complete COD shall constitute a “Post-COD Event of Default.”

(i) Either Vault or Alto fails to (A) pay any amount owed, or (B) perform any material obligation hereunder; or (C) provide or maintain the credit support obligations.

(ii) Vault or Alto, or its respective Guarantor (A) becomes insolvent (which for purposes hereof means the inability to meet financial obligations as the same fall due), (B) files a voluntary petition, or shall have an involuntary petition filed against it that is not dismissed within sixty (60) Days, in bankruptcy, reorganization, receivership, or other similar proceeding, (C) files an answer admitting any material allegation of insolvency in any insolvency petition filed pursuant to any federal or state insolvency Laws, or (D) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets.

(iii) If any representation or warranty by Alto or Vault, as applicable, under this Agreement was materially incorrect when made.

(iv) The merger or consolidation of a Party or its Guarantor with any other party that (A) is reasonably likely to cause a material adverse change in the financial condition of such Party or its Guarantor, or (B) pursuant to which the entity existing after the merger or consolidation does not assume the obligations of such Party (or its Guarantor) by operation of law or otherwise.

(v) Notwithstanding anything herein to the contrary (including Section 8.2(b)(i)), Alto will not be in breach of this Agreement (or be deemed to be failing to comply with its obligations hereunder) solely because Product from the Plant fails to meet the Specifications.

8.3 Right to Cure. Notwithstanding Section 8.2, an Event of Default for a breach under Section 8.2(a)(iv) or Section 8.2(b)(i) shall not occur until a Party fails to cure any monetary breach (i.e. a failure to pay money owed) within five (5) Business Days, or any non-monetary breach under Section 8.2(a)(i), 8.2(a)(iv)(A), 8.2(a)(vi), 8.2(a)(vii), 8.2(b)(i)(A), 8.2(b)(iii) or 8.2(b)(iv) or any other non-monetary breach within thirty (30) Days, or any failure to provide or maintain the credit support obligations under Section 8.2(a)(iv)(B) or 8.2(b)(i)(C) within ten (10) Days, in each case after written notice of default specifically describing the breach is received from the non-breaching Party. With respect to non-monetary breaches, in the event that it is not reasonably practicable to cure such non-monetary breach within thirty (30) Days, then the above-referenced thirty (30) Day cure period shall be extended for up to an additional ninety (90) Days so long as the breaching Party promptly commences and diligently pursues a cure after receipt of the written default notice. Notwithstanding anything to the contrary in this Section 8.3, this Section 8.3 right to cure shall not apply to any Event of Default described in Section 8.2(a)(ii) 8.2(a)(iii), 8.2(a)(v), or 8.2(b)(ii).

8.4 Remedies Upon Default. Upon the occurrence of an Event of Default, the non-defaulting Party may declare this Agreement to be in default. The non-defaulting Party may pursue any one or more of the remedies listed below. A decision by the non-defaulting Party not to declare the Agreement in default shall not constitute a waiver of any right to exercise its remedies for subsequent Events of Default.

(a) Termination Upon Pre-COD Event of Default. Solely in the event of a Pre-COD Event of Default, the non-defaulting Party may terminate this Agreement by written notice to the defaulting Party.

(i) Termination by Vault. In the event of termination by Vault following a Pre-COD Event of Default by Alto, Alto shall pay Vault an amount equal to [***]. Such amounts shall be payable within ten (10) days of written notice from Vault, and such notice shall include the amount of the Project Spend along with reasonable backup documentation. [***].

(ii) Termination by Alto. In the event of termination by Alto following a Pre-COD Event of Default by Vault, Vault shall [***].

(iii) Liquidated Damages. Each Party acknowledges that it intends for the liquidated damages contemplated by this Section 8.4(a) to constitute compensation to the other Party, and not a penalty. Each Party acknowledges and agrees that the other Party’s harm caused by termination pursuant to this Section 8.4(a) would be impossible or very difficult to accurately estimate as of the Effective Date, and that the liquidated damages contemplated by this Section 8.4(a) are a reasonable estimate of the anticipated or actual harm to such other Party that might arise from such termination. Notwithstanding anything in this Agreement to the contrary, the obligation of such Party to make payment of liquidated damages contemplated by this Section 8.4(a) (in the form of the amount paid or the Project Asset transfer) is the other Party’s exclusive remedy with respect to such early termination.

(b) Outside Date Extension Payment. In the event of a Pre-COD Event of Default prior to the Outside Date, either Party shall have the option to extend the Outside Date in one-month increments (for up to [***]) if such Party provides the Outside Date Extension Payment to the other Party.

(c) Credit Support. The non-defaulting Party may draw upon any credit support provided to such Party to the extent permitted under this Agreement.

(d) Specific Remedies of Vault. If Alto is the defaulting Party, Vault may suspend or refuse further shipments of Alto’s Product through the Transportation Facilities until such Event of Default has been cured, or until Vault has exercised its rights pursuant to Section 8.4(a) (as applicable), which remedy shall be in addition to and may be exercised alone or in conjunction with, and prior to or after, any other remedy of Vault as provided in this Agreement. Any volumes suspended or refused pursuant to this Section 8.4(d) shall not be Foregone Volumes.

(e) Specific Remedies of Alto. If Vault is the defaulting Party, Alto may suspend or refuse further tenders of Alto’s Product through the Transportation Facilities and may sell Alto’s Product to a Third Party after such Event of Default until Alto has exercised its rights pursuant to Section 8.4(a) (as applicable), which remedy shall be in addition to and may be exercised alone or in conjunction with, and prior to or after, any other remedy of Alto as provided in this Agreement.

(f) Other Available Remedies. With respect to any Event of Default, except as otherwise provided herein and subject to Section 8.4(a)(iii) with respect to any Pre-COD Event of Default, the non-defaulting Party may exercise any or all other remedies provided for at law or in equity (including without limitation equitable relief, injunctive relief and/or specific performance), which shall be non-exclusive. Except for the express rights of termination set forth herein, neither Party shall have any right to terminate for any reason for a Post-COD Event of Default. ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY COURTS HAVING JURISDICTION IN ACCORDANCE WITH SECTION 12.15 OF THIS AGREEMENT.

ARTICLE IX.
Limitation of Liability

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES, EMPLOYEES OR AGENTS WITH RESPECT TO OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT AND/OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING (TO THE EXTENT SUCH DAMAGES CONSTITUTE CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT AND/OR PUNITIVE DAMAGES) LOSS OF ACTUAL OR ANTICIPATED PROFITS OR REVENUE PROVIDED THAT THE FOREGOING SHALL NOT (A) PRECLUDE RECOVERY, WHERE APPLICABLE, OF LIQUIDATED DAMAGES PAYABLE PURSUANT TO ARTICLE IV OR SECTION 8.4(a) OF THIS AGREEMENT, INCLUDING WITH RESPECT TO 45Q CREDITS IN RESPECT OF A FACILITY LOSS, (B) CONSTRUED TO LIMIT RECOVERY OF AMOUNTS OWED BY EITHER PARTY TO THIRD PARTIES THAT MAY BE RECOVERABLE FROM SUCH PARTY UNDER ANY INDEMNITY IN ARTICLE XI OR (C) LIMIT LIABILITY ARISING FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY; PROVIDED, FURTHER, THAT LOST TAX BENEFITS (INCLUDING 45Q CREDITS) SHALL BE TREATED AS DIRECT DAMAGES AND NOT AS CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT AND/OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT. EXCEPT AS SET FORTH HEREIN, THE LIABILITY AND DAMAGES LIMITATIONS IN THIS ARTICLE IX APPLY TO ALL CAUSES OF ACTION, INCLUDING BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND ANY TORTS. NOTHING CONTAINED IN THIS AGREEMENT SHALL LIMIT EACH PARTY’S OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS TO MITIGATE DAMAGES UNDER THIS AGREEMENT.

ARTICLE X.
Representations and Warranties

10.1 Representations and Warranties. Each Party represents and warrants to the other Parties that on and as of the date hereof:

(a) it is duly formed and validly existing under the Laws of Delaware, with respect to Vault, and the Laws of Delaware, with respect to Alto, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b) the execution and delivery of this Agreement by it have been duly authorized and approved by all requisite corporate action;

(c) it has all the requisite legal power and authority to enter into this Agreement and perform its obligations hereunder;

(d) the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not, violate (a) any of the provisions of its organizational documents, (b) any agreements pursuant to which it or its property is bound, or (c) any Law applicable to the Transportation Facilities or such Party; and

(e) this Agreement constitutes its legal, valid and binding act and obligation, enforceable against it in accordance with this Agreement’s terms, subject to applicable bankruptcy, insolvency or reorganization law, and other Laws affecting creditors’ rights generally, and general equitable principles.

10.2 Additional Representations, Warranties and Covenants of Vault.

(a) Vault covenants, represents and warrants that it is, or by the time required for the performance of its obligations hereunder, will be properly licensed in the state where the Vault Facility is located, and equipped, organized, financed and qualified to perform the Services in accordance with this Agreement. Vault covenants that all persons who will perform any portion of the Services will have all business and professional certifications and licenses to perform the Services in accordance with this Agreement if and as required by applicable Laws and industry codes and standards.

(b) Vault represents and warrants that it owns or has the right to use, or by the time required for the performance of its obligations hereunder, will own or have the right to use all Intellectual Property Rights necessary to provide the Services and to otherwise perform the Vault Preparation Work without conflicting with the rights of others.

ARTICLE XI.
Indemnity

11.1 Indemnification of Vault. Alto hereby agrees to release, indemnify, defend, and hold harmless Vault, its equity owners, their respective Affiliates and their respective officers, directors, employees, agents and representatives (each, a “Vault Indemnitee”) from and against any and all Claims asserted against any Vault Indemnitee by a Third Party to the extent resulting from or arising out of:

(a)  Alto’s breach of a representation or warranty, negligence, willful misconduct, or failure of Alto to comply with Law or this Agreement, except, in each case, to the extent the facts and circumstances underlying the Claim are caused by the negligence, willful misconduct, or failure to comply with Law or this Agreement by any Vault Indemnitee; and

(b) damage to Persons or property arising from (i) Alto’s handling of Product prior to transfer of custody from Alto to Vault hereunder or (ii) subject to Section 3.2(d) and Section 6.2, delivery of any Non-Conforming Volume by Alto at any Delivery Point.

11.2 Indemnification of Alto. Vault hereby agrees to release, indemnify, defend, and hold harmless Alto and its Affiliates and their respective officers, directors, employees, agents, and representatives (each a “Alto Indemnitee”, and together with the Vault Indemnitee, each an “Indemnified Party”) from and against any and all Claims asserted against any Alto Indemnitee by a Third Party to the extent resulting or arising out of:

(a) Vault’s breach of a representation or warranty, negligence, willful misconduct, or failure of Vault to comply with Law or this Agreement, except, in each case, to the extent the facts and circumstances underlying the Claim are caused by the negligence, willful misconduct, or failure to comply with Law or this Agreement by any Alto Indemnitee; and

(b) Vault’s handling of Product following transfer of custody from Alto to Vault hereunder or the condition, use, malfunction, defect, or explosion of the Transportation Facilities or Sequestration Facilities, including, without limitation, any injury to or death of any person or any damage to or loss of property but expressly excluding economic losses to Alto such as lost profits or lost revenues.

11.3 Defense. Promptly after receipt by an Indemnified Party of any written claim or notice of the commencement of any action, administrative, legal proceeding, or investigation with respect to which the applicable Party (the “Indemnifying Party”) is required under this ARTICLE XI to indemnify such Indemnified Party, such Indemnified Party shall notify the other Party in writing of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and reasonably satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select its own counsel and participate in such proceedings, and the Indemnifying Party shall consider in good faith any comment or suggestion made by the Indemnified Party and its counsel.

11.4 Failure to Defend. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the sole expense of the Indemnifying Party, contest, settle, or pay such claim; provided, however, that settlement or full payment of any such claim may be made only following the prior written consent of the Indemnifying Party.

ARTICLE XII.
Miscellaneous

12.1 Notices. All notices and other communications given pursuant to or in connection with this Agreement shall be given in writing and shall be (a) personally delivered, (b) sent by registered or certified mail (postage prepaid and return receipt requested), (c) sent via a nationally recognized overnight courier, or (d) sent by electronic mail with confirmation of receipt, in each such case, to the intended recipient at the address (or email address) specified below for such recipient or, as to either Party, at such other replacement address (or replacement email address) and/or replacement recipient as may be designated by such Party in a written notice to the other Party from time to time. If personally delivered to the physical address herein provided, a notice or communication shall be deemed to have been received upon delivery thereat or if delivered thereat after regular business hours, it shall be deemed to have been received on the following Business Day. If mailed to the physical address herein provided, a notice or other communication shall be deemed to have been received two (2) Business Days after the mailing thereof; provided, however, that a notice or communication shall not be effective if mailed during any period of mail service disruption unless and until the intended recipient provides confirmation of receipt of same to other Party in writing consistent with the other provisions of this Section 12.1. If sent by electronic mail to the email address herein provided (or the replacement email address thereto as contemplated in this Section 12.1), a notice or communication shall be deemed to have been received upon return of a non-automated electronic mail response.

If to Vault:	1125 17th Street, Suite 1275 Denver, CO 80202 c/o: Rob Sadler Email: rob@vault4401.com

If to Alto:	Alto Pekin, LLC 1300 S. 2nd St. Pekin, IL 61554 PO Box 10 Pekin, IL 61555 c/o: Todd Benton Email: tbenton@Altoingredients.com

With a copy to (which shall not constitute notice):	Alto Pekin, LLC PO Box 10 Pekin, IL 61555 c/o General Counsel Email: agraham@Altoingredients.com or such other address as may be designated by written notice to the other Party from time to time.

All such notices or correspondence shall be deemed delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of receipt when sent by email, on the Day after being sent when sent by overnight delivery service, or three (3) Business Days after deposit in the U.S. mail.

12.2 Force Majeure.

(a) A Party will not be in breach of this Agreement or otherwise be liable to the other Party for its failure to fulfill any obligation contained in this Agreement (other than its obligations to pay any sum or provide any credit when due, maintain insurance required hereunder, or indemnify the other Party), if and to the extent that such fulfillment has been delayed, hindered, curtailed, or prevented by a Force Majeure Event and only for so long as such Party is making reasonable efforts to resolve the Force Majeure Event and resume performance under this Agreement with all reasonable diligence; provided, however, this Section 12.2(a) does not require the settlement of strikes, lockouts, or other labor difficulty by a Party.

(b) As a condition to claiming a Force Majeure Event hereunder, within five (5) Business Days after the occurrence of any such Force Majeure Event, the claiming Party shall give the other Party a written notice describing the particulars of the Force Majeure Event, including an estimate of the expected duration and the probable impact of the Force Majeure Event on the performance of such Party’s obligations hereunder. The Parties agree to use reasonable efforts to notify each other of potential Force Majeure Events and update each other on developments regarding potential Force Majeure Events. The Party claiming the Force Majeure Event shall have a continuing obligation to deliver to the other Party regular updated reports and any additional documentation and analysis supporting its claim regarding a Force Majeure Event in a reasonably timely manner until such time as the Force Majeure Event is no longer in effect.

(c) The impact of the Force Majeure Event on a Party’s obligation to perform shall be of no greater scope and no longer duration than is reasonably required by such event. Each Party claiming an excuse from performance due to a Force Majeure Event shall make reasonable efforts to (i) to alleviate and mitigate the cause and effect, including duration, costs and project schedule impacts, in each case arising from such Force Majeure Event, and (ii) resume performance of its affected obligations under this Agreement with all reasonable diligence. The burden of proof with respect to a Force Majeure Event shall be on the Party claiming the same.

(d) If the occurrence of a Force Majeure Event adversely affects either Party’s performance for three hundred sixty (360) consecutive days or more, either Party shall have the right to terminate this Agreement upon twenty-one (21) days’ prior notice, without further liability to either Party, except that Alto shall not be relieved of its payment obligations with respect to Services performed by Vault prior to the effectiveness of the termination.

12.3 Confidentiality. The Parties understand and agree that (a) the terms and conditions of this Agreement, including all schedules and exhibits hereto, and all documents, materials and other information, which it shall have obtained regarding the other Party during negotiations leading to, and its performance of, this Agreement whether obtained before or after the date of this Agreement and whether disclosed in oral, written, graphic or electronic form and (b) all information relating to the business of each Party disclosed to the other Party by reason of this Agreement are to be considered confidential or proprietary (collectively, “Confidential Information”) as between the Parties, and shall not, without the other Party’s prior written consent, be disclosed by such Party or any of its Affiliates, or any of their respective officers, directors, and employees, to any Third Party, corporation or entity, except (i) to Affiliates, and their respective subcontractors and vendors, engineers, consultants, lenders, insurers of the Work, and accountants, and legal, financial, technical and other professional advisors, provided, that such Party shall be liable under this Section 12.3 for any such Affiliate’s, or any such subcontractors and vendors, engineers, consultants, lenders, insurers of the Work, and accountant’s, and such legal, financial, technical and other professional advisor’s failure to comply with the terms hereof; (ii) as may be required by Governmental Authority, the IRS or court or applicable Law, including any federal or state securities Law; (iii) as may be necessary to enforce the terms of this Agreement; (iv) as may be necessary to comply with a Party’s obligations hereunder or under applicable Law; (v) to financing sources in connection with obtaining financing related to this Agreement; (vi) as may be required for the purpose of any proceeding arising out of this Agreement; or (vii) to potential transferees of all or part of the interests in such Party or its assets subject to this Agreement; provided, that such potential transferee undertakes to comply with the provision of this Section 12.3 in respect of such information as if it were a party to the Agreement. As a condition of its consent to disclosure of Confidential Information by another Party as required above, a Party may require redaction of portions of this Agreement or other document containing Confidential Information. In the event that a Party is requested or required by Law to disclose any Confidential Information of another Party, it is agreed that it shall, to the extent allowed by Law, provide the affected Party prompt notice of such request so that an appropriate protective order may be sought by the affected Party. It is understood that the Party requesting a protective order shall bear all costs related thereto. The foregoing obligations in this Section 12.3 shall not apply to the tax treatment or tax structure of the transactions contemplated hereby and each Party (and any employee, representative, or agent of any member of either Party) may disclose to any and all Persons of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials that are provided to it relating to such tax treatment and tax structure. The preceding sentences in this Section 12.3 are intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulations Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) and shall be construed in a manner consistent with such purpose.

12.4 Publicity and Advertising; Public Support. No Party shall issue publicity materials, press releases or public statements regarding this Agreement or any information that might be related thereto without the prior written consent of the other Party. No Party shall publish or use any advertising, sales promotions or other publicity materials that use another Party’s logo, trademarks or service marks in each case without the other Party’s prior written consent. Notwithstanding anything to the contrary in this Agreement, this Section 12.4 (a) shall not apply with respect to any materials or presentations that Vault or any of its Affiliates may provide or make available to potential providers of debt or equity capital or in connection with any acquisition or disposition of equity or assets and (b) shall supersede any confidentiality agreement or non-disclosure agreement between (i) Vault or any of its Affiliates and (ii) Alto or any of its Affiliates.

12.5 Expenses and Attorney Fees. Each Party hereto shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including attorneys’ fees.

12.6 Further Assurances. The Parties shall, upon request, execute and deliver, or cause to be executed and delivered, all documents and instruments that are necessary to implement and give full effect to the provisions of this Agreement.

12.7 Waiver. Neither the failure nor any delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the Party against whom such waiver is sought to be enforced.

12.8 Third Party Beneficiaries. Except as provided in Section 12.22, nothing in this Agreement, expressed or implied, is intended to confer upon any Third Party any rights or remedies under or by reason of this Agreement.

12.9 Successors and Assignability.

(a) Assignments by Alto. Alto may not assign this Agreement, or any of its rights or obligations hereunder without Vault’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, Alto may assign this Agreement without Vault’s consent (i) to an Affiliate of Alto, (ii) to any of its lenders or any financing party (or any of its designees or agents) as collateral or to create a senior security interest in connection with obtaining or maintaining any financing or refinancing for the Alto Facility and such rights, title and interest may be assigned by any such lender or financing party in connection with the exercise of remedies under any such financing or refinancing, (iii) to any purchaser of the Plant or an entity that owns the Plant or (iv) to any joint venture into which the Alto Facility is contributed or developed; provided further that in the case of assignment by Alto pursuant to clause (i), the Alto Guaranty remains in place, and prior to any assignment by Alto pursuant to clause (iii) or clause (iv), the assignee provides replacement credit support substantially in the form of the Guaranty required under this Agreement. If the Plant is transferred or conveyed to an entity other than an Affiliate, Alto may assign this Agreement as it relates to the Plant to such entity, provided such entity assumes and agrees in writing to discharge the duties and obligations of Alto under this Agreement.

(b) Assignments by Vault. Vault may not assign this Agreement without the prior written consent of Alto, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, Vault may assign this Agreement without Alto’s consent: (A) to (i) an Affiliate of Vault, or (ii) an entity which is the successor to Vault in the development, ownership or operation of the Vault Facility, provided that (x) if the assignee is an Affiliate of Vault, Vault maintains the credit support assurances required hereunder, and otherwise, the assignee provides replacement credit support substantially in the form of the credit support assurances Vault is required to provide hereunder, (y) such entity assumes and agrees in writing with Vault and Alto to discharge all of the duties and obligations of Vault under this Agreement and (z) such entity is a Qualified Operator; or (B) to any of Vault’s lenders as collateral or to create a senior security interest. With respect to any other assignment by Vault as permitted hereunder, Vault shall only be released from all duties and obligations hereunder insofar as the assignee agrees in writing with Vault and Alto to assume all of Vault’s assigned duties and obligations.  Alto shall execute such reasonable consents and other documents and instruments reasonably requested by Vault’s lenders. In connection with any transfer or sale of the Vault Facility, Vault shall assign this Agreement subject to the terms of this Section 12.9(b). Notwithstanding anything to the contrary in this Section 12.9(b), without Alto’s consent, which shall not be unreasonably withheld, Vault may not assign this Agreement to a Disqualified Transferee or consummate a transaction that would result in a Disqualified Transferee either (1) being the entity that is Alto’s counterparty to this Agreement or (2) Controlling the entity that is Alto’s counterparty to this Agreement. Vault shall provide written notice to Alto as soon as reasonably practicable of a potential assignment of this Agreement, and Alto shall have 10 Business Days from such notice to object to such assignment on the grounds that such assignment/transaction is prohibited by this section as improperly involving a Disqualified Transferee, and 20 Business Days from such notice to make the showing described in the definition of Disqualified Transferee. If Alto fails to make such objection within such 10 Business Day period or such showing within such 20 Business Day period, it shall be deemed to have consented to such assignment/transaction. Further, Vault shall provide notice to Alto of the commencement of any competitive sales process pursuant to which Vault or the Project Assets are offered for sale or transfer, and Alto shall be allowed to participate in such process on the same terms as all other participants in such process.

(c) Successors and Assigns. Subject to the provisions of this Section 12.9, the terms and conditions of this Agreement shall be binding upon and shall accrue to the benefit of the Parties hereto and their successors and permitted assigns. The Parties agree to require their respective successors and permitted assigns, if any, to assume in writing all of the obligations of that Party hereunder. Any attempted transfer or assignment in violation of the terms of this Agreement will be null and void and have no force or effect.

12.10 Amendments. This Agreement may only be amended or modified by a written instrument executed by the duly authorized representatives of each Party.

12.11 Interpretation. Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever used herein the singular number shall include the plural, and the plural shall include the singular, as appropriate, and the use of any gender shall include all genders. The term “include” or “including” shall mean without limitation by reason of enumeration. Each reference to a “Section” shall include all subsections of such Section. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all applicable rules and regulations promulgated thereunder. The word “or” is not exclusive. Each Schedule and Exhibit to this Agreement is incorporated herein and made a part hereof for all purposes. The Parties acknowledge and agree that this Agreement has been negotiated by the Parties and has been the subject of arm’s length negotiation, that each Party has been given the opportunity to independently review this Agreement with legal counsel, and that each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against a Party which drafted this Agreement or any portion hereof. If the last Day for the giving of any notice or the performance of any act required or permitted under this Agreement is a Day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. All monetary amounts set forth herein are in United States Dollars.

12.12 Severability. In the event any provision or portion of a provision of this Agreement is held to be invalid, void, or unenforceable by a court of competent jurisdiction or a Governmental Authority with jurisdiction, such holding shall not affect the remaining portion of that provision or any other provision hereof. The Parties expressly agree that it is not the intention of either of the Parties to violate public policy or state or federal statutory or common Law and that if any sentence, section, clause or combination thereof in this Agreement is in violation of any Law applicable to the construction, ownership or operation of the Vault Facility or Alto Facility, the Parties will negotiate in good faith to amend this Agreement or enter into another agreement or agreements so that the obligations of the Parties hereunder do not violate any such Law and the economic benefit to the Parties remains substantially the same.

12.13 Change in Law. If any Change in Law results in new, expanded, or different legal or regulatory requirements for the Alto Facility, the Vault Facility or Services, which Change in Law (a) has an adverse impact (other than a de minimis impact) upon the performance of a Party’s obligations hereunder, (b) otherwise makes this Agreement impossible to perform, (c) has a material adverse impact on the economic benefit to Alto as a result of reduction in the value or availability of 45Q Credits to Alto or otherwise, or (d) has a material adverse impact on the economics of Alto and/or Vault, then the Parties will enter into good faith negotiations to attempt to revise this Agreement to the extent necessary so that the value of 45Q Credits to Alto and Alto’s and Vault’s economics are preserved and that performance under this Agreement is no longer impacted in a material adverse fashion or impossible to perform. Each Party will provide reasonable and prompt notice to the other Party as to any proposed Change in Law or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. If the Parties have not agreed to such revision of this Agreement within one hundred twenty (120) days after notice from the affected Party regarding a Change in Law described in clause (b), (c), or (d) in the immediately preceding sentence, then the affected Party shall have the right to terminate this Agreement without any further liability hereunder.

12.14 Counterparts. The Parties may execute this Agreement in counterparts, and by facsimile or electronic mail transmission, each of which counterpart shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

12.15 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement, and the rights and obligations of the Parties hereunder, shall be construed, interpreted, enforced and governed by the Laws of the State of New York, without regard to choice of law principles thereof that would require the application of the laws of any other jurisdiction. The exclusive venue for any suit action or proceeding brought by either Party in connection with this Agreement, or arising out of the terms or conditions hereof shall be brought in the courts in the borough of Manhattan in New York City, and each of the Parties irrevocably consents to the venue and personal jurisdiction of such courts and irrevocably waives to the fullest extent permitted by Law, any objection to the personal jurisdiction or venue of such courts. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT.

12.16 Entire Agreement. This Agreement, and the exhibits and schedules attached hereto and thereto, embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings relating thereto.

12.17 Records Retention. So long as any Party continues to have obligations under this Agreement and for a period of at least twenty-four (24) months thereafter, each Party shall maintain and make available during customary business hours at the other Party’s reasonable request all records sufficient to permit representatives of the requesting Party to audit compliance with the terms of this Agreement pursuant to Section 12.18. Upon termination of this Agreement, Vault and Alto will cooperate to transfer copies of the necessary records in Vault’s possession to Alto to enable Alto to comply with its obligations with respect to all Environmental Attributes.

12.18 Audit. Each Party shall be free to conduct an audit of the other Party’s records but only with respect to records or accounts that directly relate to the other Party’s performance under this Agreement. The number of audits shall be limited to one (1) audit per two (2) Calendar Years and with respect to the prior two (2) Calendar Years. The cost of any such audit will be borne by the Party requesting such audit. If the audit reveals an error, the Party conducting the audit shall prepare a report showing the results of the audit and deliver a copy of such report to the other Parties within thirty (30) Days after completion of the audit. Such error shall be corrected with the appropriate adjustment made within thirty (30) Days from the delivery of the audit report; otherwise each Party shall have thirty (30) Days from the delivery of the report in which to contest the audit results by providing written notice with respect thereto to the auditing Party. The provisions of this Section 12.18 will survive termination or expiration of this Agreement.

12.19 Arm’s Length Negotiations. Each of the Parties acknowledges and agrees that this Agreement is the result of good faith, arm’s length negotiations which have resulted in an agreement that is fair and equitable to Vault and Alto. As between the Parties, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by Vault and Alto.

12.20 Independent Contractor. In performing their respective obligations pursuant to this Agreement, Vault and Alto are each acting solely as independent contractors maintaining complete control over their respective employees and operations. No Party is authorized to take any action in any way whatsoever for or on behalf of the other Party, except as expressly provided in this Agreement or as may be necessary on an emergency basis to prevent injury to Persons or property, or to contain or reduce any spills or releases that may occur.

12.21 Survival on Termination. ARTICLE XI; Sections 8.4, 12.1, 12.3, 12.4-12.9, and 12.12-12.22; the applicable definitions in ARTICLE I; and any obligations of a Party to the other Party to pay any amounts or to perform any duties or obligations that accrued or arose prior to, that directly resulted from, or that contemplate performance following, the termination of this Agreement, in each case will survive the termination or expiration of this Agreement without regard to any action taken pursuant to this Agreement.

12.22 No Recourse. Except as otherwise expressly set forth in this Agreement, each of the Parties, on behalf of itself and its Affiliates, agrees that (a) no Person other than the Parties hereto shall have any obligations or liabilities under this Agreement, and (b) the Parties and their Affiliates shall have (x) no rights of recovery in respect hereof against, (y) no recourse in respect hereof shall be had against, and (z) no personal liability in respect hereof shall attach to, any former, current or future Affiliate, any Affiliate of any of the foregoing, or any other Person, other than a Party (collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Person against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise. The Non-Recourse Persons shall be express Third Party beneficiaries of this Section 12.22 with the power to enforce this Section 12.22 as if expressly a party hereto.

12.23 Financing Party Cooperation. At the request of a Party or any financing party of such Party, the other Party shall execute and deliver from time to time for the benefit of such financing party, consents to assignment in the form reasonably requested by such financing party together with related documents and agreements, including estoppels, legal opinions and financing information, as are reasonably necessary for obtaining and maintaining financing for the Alto Facility or Vault Facility, as applicable, typical in project finance transactions on the forms customarily used by financing parties.

12.24 UCC Waiver. Each Party agrees that the provisions of this Agreement supersede and replace in their entirety any requirements of law relating to adequate assurance of future performance, including without limitation Sections 2-609 and 2-610 of the Uniform Commercial Code, and each Party hereby waives any right to require adequate assurance of future performance not expressly set forth in this Agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the Parties to this Agreement have executed this Agreement by their respective, duly authorized representatives as of the Effective Date.

VAULT DRAGON CCS HOLDINGS LP,
a Delaware limited partnership

By:	Vault Alliance CCS GP LLC
a Delaware limited liability company,
its General Partner

By:	/s/ Scott Rennie
Name:	Scott Rennie
Title:	President & CEO

Alto PEKIN, LLC,
a Delaware limited liability company

By:	/s/ Bryon McGregor
Name:	Bryon McGregor
Title:	CEO